Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2020, Mondelēz International, Inc. (“Mondelēz International,” the “Company,” “we,” “us” or “our”) had eight classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, without par value (the “common stock”), our 2.375% Notes due 2021 (the “2021 Euro Notes”), our 1.000% Notes due 2022 (the “2022 Euro Notes”), our 1.625% Notes due 2023 (the “2023 Euro Notes”), our 1.625% Notes due 2027 (the “2027 Euro Notes”), our 2.375% Notes due 2035 (the “2035 Euro Notes” and, together with the 2021 Euro Notes, the 2022 Euro Notes, the 2023 Euro Notes and the 2027 Euro Notes, the “Euro Notes”), our 4.500% Notes due 2035 (the “2035 Sterling Notes”), and our 3.875% Notes due 2045 (the “2045 Sterling Notes” and, together with the 2035 Sterling Notes, the “Sterling Notes”). The Euro Notes and the Sterling Notes are together referred to as the “notes.”
DESCRIPTION OF COMMON STOCK
We are authorized to issue 5,000,000,000 shares of common stock and 500,000,000 shares of preferred stock, without par value. As of January 29, 2021, there were 1,412,114,559 shares of common stock outstanding and 43,367 shareholders of record, and no shares of preferred stock outstanding. As of December 31, 2020, there were 32,642,113 shares of common stock reserved for outstanding stock options and other equity grants.
The principal stock exchange on which our common stock is listed is The Nasdaq Global Select Market under the symbol “MDLZ.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, our amended and restated by-laws and applicable Virginia law. Copies of our amended and restated articles of incorporation and our amended and restated by-laws are each incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.
Voting Rights
The holders of our common stock are entitled to one vote on all matters submitted for action by our shareholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefor and are entitled, in the event of a liquidation, to share ratably in all assets remaining available after payment of liquidation.
Other Rights
The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the board of directors, but the by-laws may be repealed or changed by the shareholders. New by-laws may be adopted by the shareholders and they may prescribe that any by-laws made by them shall not be altered, amended or repealed by the board of directors.
Anti-Takeover Provisions of our Articles of Incorporation, our By-Laws and Virginia Law
Various provisions contained in our amended and restated articles of incorporation, our amended and restated by-laws and Virginia law could delay or discourage some transactions involving an actual or potential change in control of Mondelēz International or our management and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. Provisions in our amended and restated articles of incorporation and our amended and restated by-laws:
•authorize our board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;
•do not authorize cumulative voting;
•provide that only a majority of the board of directors or the chairman of the board of directors may call a special meeting of the shareholders, except that the board of directors must call a special meeting upon the request from at least 20% of the combined voting power of the outstanding shares of all classes of our capital stock;
•provide an advanced written notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and
•provide that our directors may fill any vacancies on our board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.
In addition, Virginia law contains provisions governing material transactions (“affiliated transactions”) between us and any holder of more than 10% of any class of our outstanding voting shares (an “interested shareholder”). In general, these provisions prohibit a Virginia corporation from engaging in an affiliated transaction with an interested shareholder for a period of three years following the date such person became an interested shareholder, unless (1) a majority of the disinterested directors and the holders of at least two-thirds of the remaining voting shares approved the affiliated transaction or (2) before the date that the person became an interested shareholder, a majority of the disinterested directors approved the transaction that resulted in the person becoming an interested shareholder. After three years, any such transaction must be at a “fair price,” as statutorily defined, or must be approved by the holders of at least two-thirds of the voting shares, other than those beneficially owned by the interested shareholder, or by a majority of the disinterested directors. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, the sale of shares of the corporation or any of its subsidiaries to an interested shareholder having an aggregate fair market value of greater than 5% of the aggregate fair market value of the corporation’s outstanding shares, any dissolution of Mondelēz International proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalization or merger of Mondelēz International with its subsidiaries, that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.
The shareholders of a Virginia corporation may adopt an amendment to the corporation’s articles of incorporation or by-laws opting out of the provisions of Virginia law governing affiliated transactions. Neither our amended and restated articles of incorporation nor our amended and restated by-laws contain a provision opting out of the provisions of Virginia law governing affiliated transactions.

Virginia law also contains provisions relating to “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (1) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation or (2) the articles of incorporation or by-laws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. As permitted by Virginia law, our amended and restated articles of incorporation contain a provision opting out of the Virginia law regulating control share acquisitions.
Transfer Agent
The transfer agent and registrar for our common stock is EQ Shareowner Services.
DESCRIPTION OF NOTES
The following description of the notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of October 17, 2001 (the “2001 Base Indenture”), between Mondelēz International (formerly known as Kraft Foods Inc.) and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as trustee (the “trustee”), as supplemented and modified in respect of the 2021 Euro Notes by the supplemental indenture, dated as of December 11, 2013, under which the 2021 Euro Notes were issued (the 2001 Base Indenture as so supplemented and modified, the “2001 Indenture”), and the indenture dated as of March 6, 2015 (the “2015 Base Indenture”), between Mondelēz International and the trustee, as supplemented and modified in respect of the 2022 Euro Notes, the 2027 Euro Notes and the 2035 Euro Notes and the 2045 Sterling Notes by an officers’ certificate of the Company under Section 301 of the 2015 Base Indenture, dated as of March 6, 2015, as supplemented and modified in respect of the 2035 Sterling Notes by an officers’ certificate of the Company under Section 301 of the 2015 Base Indenture, dated as of November 25, 2015, and as supplemented and modified in respect of the 2023 Euro Notes by an officers’ certificate of the Company under Section 301 of the 2015 Base Indenture, dated as of January 21, 2016 (the 2015 Base Indenture as so supplemented and modified, the “2015 Indenture” and, together with the 2001 Indenture, the “indentures” and each an “indenture”). Each of the 2001 Base Indenture and the 2015 Base Indenture is incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and this description is qualified in all respects by reference to the actual text of the indentures. We encourage you to read each indenture for additional information.
The notes are listed on The Nasdaq Stock Market. The 2021 Euro Notes are listed under the symbol “MDLZ21,” the 2022 Euro Notes are listed under the symbol “MDLZ22,” the 2023 Euro Notes are listed under the symbol “MDLZ23,” the 2027 Euro Notes are listed under the symbol “MDLZ27,” the 2035 Euro Notes are listed under the symbol “MDLZ35,” the 2035 Sterling Notes are listed under the symbol “MDLZ35A,” and the 2045 Sterling Notes are listed under the symbol “MDLZ45.”
We have issued €1,250,000,000 principal amount of the 2021 Euro Notes (€679,194,000 outstanding), €500,000,000 principal amount of the 2022 Euro Notes, €700,000,000 principal amount of the 2023 Euro Notes, €750,000,000 principal amount of the 2027 Euro Notes, €750,000,000 principal amount of the 2035 Euro Notes (€435,377,000 outstanding), £400,000,000 principal amount of the 2035 Sterling Notes (£94,881,000 outstanding), and £450,000,000 principal amount of the 2045 Sterling Notes (£168,363,000 outstanding).
Unless an earlier redemption has occurred, the entire principal amount of the 2021 Euro Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on

January 26, 2021. Unless an earlier redemption has occurred, the entire principal amount of the 2022 Euro Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 7, 2022. Unless an earlier redemption has occurred, the entire principal amount of the 2023 Euro Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 20, 2023. Unless an earlier redemption has occurred, the entire principal amount of the 2027 Euro Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 8, 2027. Unless an earlier redemption has occurred, the entire principal amount of the 2035 Euro Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 6, 2035. Unless an earlier redemption has occurred, the entire principal amount of the 2035 Sterling Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 3, 2035. Unless an earlier redemption has occurred, the entire principal amount of the 2045 Sterling Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 6, 2045.
We issued the notes in fully registered form only and in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, with respect to the Euro Notes, and in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof, with respect to the Sterling Notes. We may issue definitive notes in the limited circumstances set forth below. If we issue definitive notes, principal of and interest on such notes will be payable in the manner described below, the transfer of the notes will be registrable, and the notes will be exchangeable for notes bearing identical terms and provisions, at the office of the transfer agent and registrar for the notes. The paying agent for the 2021 Euro Notes is Deutsche Bank AG, London Branch and the paying agent for the 2022 Euro Notes, 2023 Euro Notes, 2027 Euro Notes, 2035 Euro Notes, 2035 Sterling Notes and 2045 Sterling Notes is Deutsche Bank Trust Company Americas.
“Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York or the place of payment, provided such day is also a London banking day and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) System, or any successor thereto, operates.
Interest on the Notes
The 2021 Euro Notes bear interest at a rate of 2.375% per year, the 2022 Euro Notes bear interest at a rate of 1.000% per year, the 2023 Euro Notes bear interest at a rate of 1.625% per year, the 2027 Euro Notes bear interest at a rate of 1.625% per year, the 2035 Euro Notes bear interest at a rate of 2.375% per year, the 2035 Sterling Notes bear interest at a rate of 4.500% per year, and the 2045 Sterling Notes bear interest at a rate of 3.875% per year.
Interest on the 2021 Euro Notes is payable annually in arrears on January 26 of each year, interest on the 2022 Euro Notes is payable annually in arrears on March 7 of each year, interest on the 2023 Euro Notes is payable annually in arrears on January 20 of each year, interest on the 2027 Euro Notes is payable annually in arrears on March 8 of each year, interest on the 2035 Euro Notes is payable annually in arrears on March 6 of each year, interest on the 2035 Sterling Notes is payable annually in arrears on December 3 of each year, and interest on the 2045 Sterling Notes is payable annually in arrears on March 6 of each year; provided that if any such date (other than the maturity date or a date fixed for redemption) is not a business day, the interest payment date will be postponed to the next succeeding business day, and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day.
Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the applicable series of notes to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
We will pay or cause to be paid interest to persons in whose names the notes are registered at the close of business the business day before the relevant interest payment date (or to the applicable depositary, as the case may be).
If the maturity date or a date fixed for redemption is not a business day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding business day, in each case with the same force and effect as if made on the scheduled maturity date or such date fixed for redemption, and no interest shall accrue as a result of such delayed payment on amounts payable from and after the scheduled maturity date or such redemption date, as the case may be, to the next succeeding business day.
Issuance in Euro
The principal, premium, if any, and interest payments in respect of the Euro Notes are made in euro.
If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until such currency is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payments in respect of the Euro Notes so made in U.S. dollars will not constitute an event of default under the terms of the applicable series of Euro Notes or the applicable indenture.
Issuance in Sterling
The principal, premium, if any, and interest payments in respect of the Sterling Notes are made in sterling.
If the United Kingdom adopts euro, in lieu of sterling, as its lawful currency, the Sterling Notes will be redenominated in euro on a date determined by us, in our sole discretion, with a principal amount for each Sterling Note equal to the principal amount of that Sterling Note in sterling, converted into euro at the rate established by the applicable law; provided that, if we determine after consultation with the paying agent that the then current market practice in respect of redenomination into euro of internationally offered securities is different from the provisions described above, such provisions will be deemed to be amended so as to comply with such market practice and we will promptly notify the trustee or the paying agent of such deemed amendment. We will give 30 days’ notice of the redenomination date to the paying agent, the trustee, Euroclear and Clearstream.
If sterling (or, in the event such notes are redenominated into euro, euro) is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (or, once redenominated into euro, the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community), then all payments in respect of the Sterling Notes will be made in U.S. dollars until sterling (or euro, as the case may be) is again available to us or so used. The amount payable on any date in sterling (or, in the event such notes are redenominated into euro, euro) will be converted into U.S. dollars on the basis of the most recently available market exchange rate for sterling (or euro, as the case may be). Any payments in respect of the Sterling Notes so made in

U.S. dollars will not constitute an event of default under the terms of the applicable series of Sterling Notes or the applicable indenture.
“Market exchange rate” means the noon buying rate in The City of New York for cable transfers of euro or sterling (as the case may be) as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
General
The notes are our direct unsecured obligations and will rank equally with all of our other unsecured debt. The indentures do not limit the amount of debt we may issue and provide that additional notes may be issued up to the aggregate principal amount authorized by a board resolution.
We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” below. We may at any time and from time to time purchase notes in the open market or otherwise.
Change of Control
If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes upon the occurrence of specified events as described below under “—Redemption for Tax Reasons,” holders of notes will have the right to require us to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof for the Euro Notes, or equal to £100,000 or an integral multiple of £1,000 in excess thereof for the Sterling Notes) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
•accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof for the Euro Notes, and of £100,000 or an integral multiple of £1,000 in excess thereof for the Sterling Notes.
We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
Our ability to pay cash to holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
For purposes of the foregoing discussion of a repurchase at the option of holders of the notes, the following definitions are applicable:
“Below Investment Grade Rating Event” means the applicable series of notes is rated below an Investment Grade Rating by each of the Rating Agencies (with respect to the 2021 Euro Notes) or by each of Moody’s and S&P (with respect to the 2022 Euro Notes, the 2023 Euro Notes, the 2027 Euro Notes, the 2035 Euro Notes, the 2035 Sterling Notes, and the 2045 Sterling Notes) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event).
“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mondelēz International and its subsidiaries taken as a whole to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than Mondelēz International or one of its subsidiaries; (ii) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Mondelēz International (whether or not otherwise in compliance with the provisions of the applicable indenture); (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Mondelēz International’s voting stock; or (iv) the first day on which a majority of the members of Mondelēz International’s Board of Directors are not Continuing Directors (as defined below).
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Mondelēz International and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mondelēz International to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mondelēz International and its subsidiaries taken as a whole to another Person or Group may be uncertain.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Mondelēz International who (i) was a member of such Board of Directors on the date of the issuance of the applicable series of notes; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Mondelēz International’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch, Inc.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), respectively.
“Moody’s” means Moody’s Investors Service, Inc.
“Person” has the meaning set forth in each indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
“Rating Agencies” means (i) each of Fitch, Moody’s and S&P; and (ii) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
Payment of Additional Amounts
All payments by us or our paying agents will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States, unless the withholding or deduction of such amounts is required by law or the official interpretation or administration thereof.
We will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any 2021 Euro Note that is a Non-U.S. Holder or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof such additional amounts as may be necessary to ensure that every net payment on such note, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of such note, nor will we pay additional amounts for or on account of:
(a)    any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of such note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of such note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;
(b)    any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;
(c)    any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;
(d)    any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);
(e)    any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;
(f)    any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;
(g)    any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;
(h)    any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any such note if such payment can be made without such withholding by at least one other paying agent;
(i)    any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(j)    any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of such note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;
(k)    any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;
(l)    any tax, assessment or other governmental charge imposed pursuant to the provisions of Sections 1471 through 1474 of the Code; or
(m)    any combination of items (a) through (l) above.
We will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any 2022 Euro Note, 2023 Euro Note, 2027 Euro Note, 2035 Euro Note, 2035 Sterling Note, or 2045 Sterling Note that is a Non-U.S. Holder or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof such additional amounts as may be necessary to ensure that every net payment on such note, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable absent such deduction or withholding. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of such note, nor will we pay additional amounts for or on account of:
(a)    any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of such note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of such note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;
(b)    any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been treated as present in, or engaged in a trade or business in, the United States or (ii) having or having had a permanent establishment in the United States;
(c)    any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been treated as, for U.S. federal income tax purposes, a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)    any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;
(e)    any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;
(f)    any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;
(g)    any gift, estate, inheritance, sales, transfer, wealth, personal property or excise tax or any similar tax, assessment or other governmental charge;
(h)    any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any such note if such payment can be made without such withholding by at least one other paying agent;
(i)    14 any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(j)    any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of such note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if such compliance is required by statute or regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;
(k)    any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;
(l)    any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner of such note being or having been treated as a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;
(m)    any withholding or deduction that is imposed on a payment to a holder or beneficial owner and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;
(n)    any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing; or
(o)    any combination of items (a) through (n) above.
In addition, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner” includes any person holding a note on behalf of or for the account of a beneficial owner. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes).
The term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).
We undertake that, to the extent permitted by law, we will maintain a paying agent (with respect to the 2021 Euro Notes, in a Member State of the European Union (if any)) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed with respect to payments on the notes.
If we are required to pay additional amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the additional amounts payable. If the trustee and the paying agent do not receive such an officers’ certificate, the trustee and paying agent will be fully protected in assuming that no such additional amounts are payable.
Optional Redemption
Prior to December 7, 2021 (the date that is three months prior to the scheduled maturity date for the 2022 Euro Notes), we may, at our option, redeem the 2022 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2022 Euro Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the applicable Treasury Rate (as defined below) plus 15 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
Prior to October 20, 2022 (the date that is three months prior to the scheduled maturity date for the 2023 Euro Notes), we may, at our option, redeem the 2023 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 Euro Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the applicable Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
Prior to December 8, 2026 (the date that is three months prior to the scheduled maturity date for the 2027 Euro Notes), we may, at our option, redeem the 2027 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Euro Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the applicable Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
Prior to December 6, 2034 (the date that is three months prior to the scheduled maturity date for the 2035 Euro Notes), we may, at our option, redeem the 2035 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2035 Euro Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the applicable Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
Prior to September 3, 2035 (the date that is three months prior to the scheduled maturity date for the 2035 Sterling Notes), we may, at our option, redeem the 2035 Sterling Notes, in whole at any time or in part from time to time (in £1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2035 Sterling Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the applicable Treasury Rate (as defined below) plus 30 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
Prior to December 6, 2044 (the date that is three months prior to the scheduled maturity date for the 2045 Sterling Notes), we may, at our option, redeem the 2045 Sterling Notes, in whole at any time or in part from time to time (in £1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2045 Sterling Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the applicable Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after December 7, 2021 (the date that is three months prior to the scheduled maturity date for the 2022 Euro Notes), we may, at our option, redeem the 2022 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the 2022 Euro Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after October 20, 2022 (the date that is three months prior to the scheduled maturity date for the 2023 Euro Notes), we may, at our option, redeem the 2023 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the 2023 Euro Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after December 8, 2026 (the date that is three months prior to the scheduled maturity date for the 2027 Euro Notes), we may, at our option, redeem the 2027 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the 2027 Euro Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after December 6, 2034 (the date that is three months prior to the scheduled maturity date for the 2035 Euro Notes), we may, at our option, redeem the 2035 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the 2035 Euro Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after September 3, 2035 (the date that is three months prior to the scheduled maturity date for the 2035 Sterling Notes), we may, at our option, redeem the 2035 Sterling Notes, in whole at any time or in part from time to time (in £1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the 2035 Sterling Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after December 6, 2044 (the date that is three months prior to the scheduled maturity date for the 2045 Sterling Notes), we may, at our option, redeem the 2045 Sterling Notes, in whole at any time or in part from time to time (in £1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the 2045 Sterling Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
“Independent Investment Bank” means one of the Reference Bond Dealers that we appoint as the Independent Investment Bank from time to time.
“Treasury Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the applicable series of notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Reference Bond (as defined below) on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such dealing day as determined by us or the Independent Investment Bank.
“Reference Bond” means, with respect to the 2022 Euro Notes, 2023 Euro Notes, 2027 Euro Notes, and 2035 Euro Notes, in relation to any Treasury Rate calculation, a German government bond whose maturity is closest to the maturity of the applicable series of notes, or if we or the Independent Investment Bank considers that such similar bond is not in issue, such other German government bond as we or the Independent Investment Bank, with the advice of three brokers of, and/or market makers in, German government bonds selected by us or the Independent Investment Bank, determine to be appropriate for determining the Treasury Rate, and, with respect to the Sterling Notes, in relation to any Treasury Rate calculation, a United Kingdom government bond whose maturity is closest to the maturity of the notes, or if we or the Independent Investment Bank considers that such similar bond is not in issue, such other United Kingdom government bond as we or the Independent Investment Bank, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by us or the Independent Investment Bank, determine to be appropriate for determining the Treasury Rate.
“Reference Bond Dealer” means, (i) with respect to the 2022 Euro Notes, the 2027 Euro Notes, and the 2035 Euro Notes, (A) each of Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by us; (ii) with respect to the 2023 Euro Notes (A) each of BNP Paribas, Deutsche Bank AG, London Branch and Merrill Lynch International (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by us; (iii) with respect to the 2035 Sterling Notes, (A) each of Barclays Bank PLC, Goldman, Sachs & Co., and HSBC Bank plc (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, United Kingdom government bonds (a “Primary Bond Dealer”) selected by us; and (iv) with respect to the 2045 Sterling Notes (A) each of Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, United Kingdom government bonds (a “Primary Bond Dealer”) selected by us.
“Remaining Scheduled Payments” means, with respect to the applicable note to be redeemed, the remaining scheduled payments of principal of and interest on the relevant note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the relevant note will be reduced by the amount of interest accrued on the applicable note to, but excluding, the redemption date.
If money sufficient to pay the redemption price on the applicable notes (or portions thereof) to be redeemed on the applicable redemption date is deposited with the paying agent on or before the applicable redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.
We will, or will cause the trustee or paying agent on our behalf to, mail notice of a redemption to holders of the applicable notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the applicable redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes of any series are to be redeemed, the paying agent will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the paying agent deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of €100,000 or less for the Euro Notes and £100,000 or less for the Sterling Notes shall be redeemed in part. After the redemption date, holders of notes which were redeemed will have no rights with respect to the notes except the right to receive the redemption price and any unpaid interest to the redemption date.
We may at any time, and from time to time, purchase notes of any series at any price or prices in the open market or otherwise.
Redemption for Tax Reasons
We may redeem a series of notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice in the event the trustee is engaged by us to send such notice or cause such notice to be sent in our name and at our expense) at a redemption price equal to the principal amount of such notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:
•as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after the date of the issuance of such notes we have or will become obligated to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts,” and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us; or
•on or after the date of the issuance of such notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to the notes, and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us.
If we exercise our option to redeem the notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel selected by us to the effect that the circumstances described in the above bullets exist. The trustee and paying agents will accept and will be entitled to conclusively rely upon such officer’s certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for us to exercise our right to redeem the notes, which determination will be conclusive and binding on the holders of the notes.
Further Issues
We may, without the consent of the holders of any series of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of such series (except for the issue date, issue price, and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes). The additional notes may only be issued if they would be fungible with the notes of such series for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the applicable series of notes described herein, will constitute a single series of notes under the applicable indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

Book-Entry System
Global Clearance and Settlement
Each series of notes has been issued in the form of one or more global notes (the “Global Notes”) in fully registered form, without coupons, and deposited with a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the Global Notes are represented, and transfers of such beneficial interests are effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests in the Global Notes are in denominations of €100,000 and integral multiples of €1,000 in excess thereof for the Euro Notes and £100,000 and integral multiples of £1,000 in excess thereof for the Sterling Notes. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the Global Notes will not be entitled to have notes registered in their names and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the applicable indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the applicable indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. Under existing industry practices, if we request any action of holders of the notes or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.
Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the notes represented by the Global Note under the applicable indenture and the Global Notes.
Certificated Notes
If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the applicable Global Notes. We will also issue the notes in definitive form in exchange for the Global Notes if an event of default has occurred with regard to the notes represented by the Global Notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the Global Notes and, in that event, will issue the notes in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of the notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Any notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter for the Euro Notes, and £100,000 and integral multiples of £1,000 thereafter for the Sterling Notes, unless otherwise specified by us. Our definitive form of the notes can be transferred by presentation for registration to the registrar at its office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.
Consolidation, Merger or Sale
We have agreed not to consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:
•any successor is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia;
•the successor corporation expressly assumes by a supplemental indenture to each indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities issued thereunder and the performance of every covenant in each indenture that we would otherwise have to perform or observe;
•immediately after the effective date of the transaction, no event of default has occurred and is continuing under either indenture; and
•we deliver to the trustee an officers’ certificate and an opinion of counsel under each indenture, each stating that the consolidation, merger, conveyance or transfer and the applicable supplemental indenture comply with these provisions.
The successor corporation will assume all our obligations under each indenture as if it were an original party to each indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indentures.
Waivers Under the Indentures
Under each indenture, the holders of a majority in aggregate principal amount of the outstanding notes of any series, may on behalf of all holders of that series:
•waive our compliance with certain covenants of the applicable indenture; and
•waive any past default under the applicable indenture, except:
•a default in the payment of the principal of, or any premium or interest on, any notes of the series; and
•a default under any provision of the applicable indenture which itself cannot be modified without the consent of the holders of each affected note of the series.

Events of Default
When we use the term “Event of Default” in each indenture with respect to a particular series of notes, we mean any of the following:
•we fail to pay interest on any note of that series for 30 days after payment was due;
•we fail to make payment of the principal of, or any premium on, any note of that series when due;
•we fail to make any sinking fund payment when due with respect to notes of that series;
•we fail to perform any other covenant or warranty in the applicable indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding notes of that series (with a copy to the trustee);
•we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or
•any other event of default that may be specified for the notes of the series or in the board resolution with respect to the notes of that series.
A default with respect to a single series of notes under an indenture will not necessarily constitute a default with respect to any other series of notes issued under such indenture or any other series of notes issued under the other indenture. A default under our other indebtedness will not be a default under either indenture. The trustee may withhold notice to the holders of notes of any default and shall be fully protected in so withholding, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders.
If an Event of Default for any series of notes occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of the affected series may require us upon notice in writing to us, to immediately repay the entire principal, of all the notes of such series together with accrued interest on the notes.
If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts and accrued interest on all notes of each series will immediately become due and payable, without any action by the trustee or any holder of notes.
Subject to certain conditions, the holders of a majority in principal amount of the outstanding notes of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.
Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity or security reasonably satisfactory to it. The holders of a majority in principal amount outstanding of any series of notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of notes.
Each indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•the signing officer has supervised a review of the activities and performance under the applicable indenture; and
•to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the applicable indenture.
The 2015 Indenture requires us to file with the trustee, an officer’s certificate within 30 days of any officer becoming aware of any default specifying such default or Event of Default and what action we are taking or propose to take with respect thereto.
A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indentures require us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency.
Payment
We will pay the principal of, and any premium and interest on, fully registered notes at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the notes are registered on the close of business on the day or days that we will specify in accordance with the applicable indenture. We will pay the principal of, and any premium on, registered notes only against surrender of those notes. Any other payments will be made as set forth in the applicable series of notes and described herein.
Restrictive Covenants
Each indenture includes the following restrictive covenants:
Limitations on Liens
Each indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the notes to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:
•in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;
•liens existing on the date of the applicable indenture;
•liens on property or shares of capital stock existing at the time we or any of our Subsidiaries acquire such property or shares of capital stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or
•liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.
Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing the notes issued under the applicable indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:
•10% of our Consolidated Net Tangible Assets; or
•10% of our Consolidated Capitalization.
“Consolidated Net Tangible Assets” means the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries.
“Consolidated Capitalization” means the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:
•current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and
•deferred income tax liabilities reflected in such consolidated balance sheet.
“Subsidiaries” means any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries.
“Principal Facility” means all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization.
Sale and Leaseback Transactions
A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including the notes, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the section entitled “Limitations on Liens” above does not exceed the amount stated therein.
A “Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period.
There are no other restrictive covenants in the indentures. The indentures do not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indentures do not contain any provision requiring us to repurchase or redeem any notes or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the notes.
Defeasance
In some circumstances, we may elect to discharge our obligations on the notes through full defeasance or covenant defeasance. We can terminate all of our obligations under the applicable indenture with respect to a series of notes, other than the obligation to pay the principal of, and any premium and interest on, the relevant series of notes and certain other obligations, at any time by:
•depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, such notes to their maturity; and
•complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
In addition, we can terminate all of our obligations, with minor exceptions, under the applicable indenture with respect to a series of notes, including the obligation to pay the principal of, and any premium and interest on, the relevant series of notes, at any time by:
•depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, such notes to their maturity; and
•complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the applicable indenture, to the effect that holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
Payment of Unclaimed Moneys
Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any notes that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and a holder wants to claim these moneys, the holder must look to us and not to the trustee or paying agent.
Supplemental Indentures Not Requiring Consent of Holders
Without the consent of any holders of debt securities issued thereunder, we and the trustee may supplement either indenture, among other things, to:
•pledge property to the trustee as security for the debt securities issued thereunder;

•reflect that another entity has succeeded us and assumed the covenants and obligations of us under the applicable indenture and the debt securities issued thereunder;
•cure any ambiguity or inconsistency in the applicable indenture or in the debt securities issued thereunder or make any other provisions with respect to matters or questions arising under the applicable indenture, as long as the interests of the holders of the debt securities issued thereunder are not adversely affected in any material respect;
•issue and establish the form and terms of any series of debt securities as provided in the applicable indenture;
•add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities issued under such indenture, stating which series are entitled to benefit;
•add any additional event of default and if the new event of default applies to fewer than all series of debt securities issued under such indenture, stating to which series it applies;
•change the trustee or provide for an additional trustee;
•provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities issued under the applicable indenture in any material respect;
•with respect to the 2015 Indenture only, add guarantees with respect to the securities of a series or confirm and evidence the release, termination or discharge of any such guarantee when such release is permitted by the 2015 Indenture; or
•modify the applicable indenture as may be necessary or desirable in accordance with amendments to the Trustee Indenture Act of 1939.
Supplemental Indentures Requiring Consent of Holders
With the consent of the holders of a majority in principal amount of each series of the debt securities issued thereunder that would be affected by a modification of an indenture, each indenture permits us and the trustee to supplement such indenture or modify in any way the terms of such indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:
•modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;
•reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;
•change any of our obligations to pay additional amounts under the applicable indenture;
•reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;
•make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;
•impair any right of repayment or purchase at the option of any holder of debt securities;
•reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption or adversely affect any applicable right to convert or exchange any debt securities into other securities; or
•reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the applicable indenture or to waive any of its provisions.
A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities issued thereunder will not affect the rights under the applicable indenture of holders of other series of debt securities issued thereunder.
Notices
Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.
Concerning the Trustee
The trustee has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.
Registrar and Transfer Agent
The Registrar and Transfer Agent for the 2021 Euro Notes is Deutsche Bank Luxembourg S.A. The Registrar and Transfer Agent for the 2022 Euro Notes, 2023 Euro Notes, 2027 Euro Notes, 2035 Euro Notes, 2035 Sterling Notes and 2045 Sterling Notes is Deutsche Bank Trust Company Americas.
Governing Law
The indentures and the notes are governed by and construed in accordance with, the laws of the State of New York.